Exhibit 99.1

Airgain® Reports Second Quarter 2026 Financial Results

Q2 highlighted by strong sequential growth and continued momentum across enterprise IoT and AirgainConnect

SAN DIEGO, CA, August 5, 2026 – Airgain, Inc. (NASDAQ: AIRG), a leading provider of advanced wireless connectivity solutions, today reported financial results for the second quarter ended June 30, 2026.

“Airgain delivered strong sequential improvement in the second quarter, with revenue increasing 19% and adjusted EBITDA returning to positive territory,” said Jacob Suen, President and CEO of Airgain. “Our performance was led by growing demand for our IoT modem solutions and increasing contributions from our AirgainConnect portfolio, demonstrating the operating leverage in our model as revenue scales. We expect continued sequential revenue growth and positive adjusted EBITDA in the third quarter, driven by strength across enterprise IoT modems and vehicle gateways, while navigating near-term industry supply constraints in our consumer business. With new opportunities advancing across robotics, drones, data center monitoring, public safety, and enterprise network infrastructure, we look forward to building on this momentum through the second half of the year.”

Second Quarter 2026 and Recent Operational Highlights

•
Expanded the AirgainConnect portfolio with the addition of the FirstNet Trusted™ MegaFi 2™ and MegaGo 2™ HPUE solutions, broadening Airgain’s offering for public safety agencies, utilities, and other critical field operations.
•
Advanced new IoT opportunities across high-growth applications, including autonomous robotics and drones, with production shipments expected to begin in the second half of 2026, and secured a new design win supporting remote energy monitoring in data centers, with revenue expected to begin in 2027.
•
Secured commitments for two U.S. Lighthouse enterprise trials with a leading logistics company and a large residential community, while advancing the platform’s product roadmap and integrated 4G/5G solution with Nextivity.

Second Quarter 2026 Financial Highlights

GAAP

•
Sales of $13.7 million
•
GAAP gross margin of 42.3%
•
GAAP operating expenses of $7.5 million
•
GAAP net loss of $1.7 million or $(0.13) per share

Non-GAAP

•
Non-GAAP gross margin of 43.6%
•
Non-GAAP operating expenses of $5.7 million
•
Non-GAAP net income of $0.3 million or $0.02 per share
•
Adjusted EBITDA of $0.4 million

Second Quarter 2026 Financial Results

Sales for the second quarter of 2026 were $13.7 million, compared to $11.5 million in the first quarter of 2026 and $13.6 million in the second quarter of 2025. Second quarter 2026 revenue consisted of $6.7 million from the enterprise market, $5.8 million from the consumer market, and $1.2 million from the automotive market. Sequentially, sales increased $2.2 million or 19.1%. Enterprise sales increased $1.7 million, driven by higher IoT modem shipments. Automotive sales increased $0.3 million, driven by higher vehicle gateway shipments. Consumer sales increased $0.2 million, driven by

Wi-Fi 7 antenna shipments. Compared to the second quarter of 2025, sales increased $0.1 million, or 0.7%, primarily reflecting a $0.4 million increase in automotive revenue and a $0.2 million increase in consumer revenue, partially offset by a $0.5 million decrease in enterprise revenue.

GAAP gross profit for the second quarter of 2026 was $5.8 million, compared to $5.0 million for the first quarter of 2026 and $5.8 million for the same quarter a year ago. Non-GAAP gross profit for the second quarter of 2026 was $6.0 million, compared to $5.1 million for the first quarter of 2026 and $6.0 million for the same quarter a year ago (see note regarding "Use of Non-GAAP Financial Measures" below for further discussion of this non-GAAP measure).

GAAP gross margin for the second quarter of 2026 was 42.3%, compared to 43.2% for the first quarter of 2026 and 42.9% for the same quarter a year ago. The sequential decline was primarily driven by an unfavorable customer sales mix change, and a lower consumer gross margin rate due to an unfavorable product mix. Non-GAAP gross margin for the second quarter of 2026 was 43.6% compared to 44.2% for the first quarter of 2026 and 43.8% for the same quarter a year ago (see note regarding "Use of Non-GAAP Financial Measures" below for further discussion of this non-GAAP measure).

GAAP operating expenses for the second quarter of 2026 were $7.5 million, compared to $7.1 million for the first quarter of 2026 and $7.8 million for the same quarter a year ago. The sequential increase was primarily due to a severance expense recorded in the second quarter. Operating expenses for the second quarter of 2026 decreased from the same quarter a year ago, primarily due to lower amortization of intangible assets, partially offset by higher employee-related expenses. Non-GAAP operating expenses for the second quarter of 2026 were $5.7 million compared to $6.1 million in the first quarter of 2026 and $6.5 million for the same quarter a year ago (see note regarding "Use of Non-GAAP Financial Measures" below for further discussion of this non-GAAP measure).

GAAP net loss for the second quarter of 2026 was $1.7 million or ($0.13) per share (based on 12.8 million shares), compared to net loss of $1.9 million or ($0.15) per share (based on 12.3 million shares) for the first quarter of 2026 and net loss of $1.5 million or ($0.12) per share (based on 11.8 million shares) for the same quarter a year ago. Non-GAAP net income for the second quarter of 2026 was $0.3 million or $0.02 per share (based on 13.2 million diluted shares), compared to a non-GAAP net loss of $1.0 million or ($0.08) per share (based on 12.3 million shares) for the first quarter of 2026 and a non-GAAP net loss of $0.5 million or ($0.04) per share (based on 11.8 million shares) for the same quarter a year ago (see note regarding "Use of Non-GAAP Financial Measures" below for further discussion of this non-GAAP measure).

Adjusted EBITDA for the second quarter of 2026 was $0.4 million, compared to ($0.9) million for the first quarter of 2026 and ($0.4) million for the same quarter a year ago (see note regarding "Use of Non-GAAP Financial Measures" below for further discussion of this non-GAAP measure).

Third Quarter 2026 Financial Outlook

GAAP

•
Sales are expected to be in the range of $14.25 million and $16.25 million, or $15.25 million at the midpoint
•
GAAP gross margin is expected to be in the range of 40.8% to 43.8%
•
GAAP operating expense is expected to be approximately $6.8 million
•
GAAP net loss per share is expected to be $(0.03) per share at the midpoint

Non-GAAP

•
Non-GAAP gross margin is expected to be in the range of 41.5% to 44.5%
•
Non-GAAP operating expense is expected to be approximately $6.0 million
•
Non-GAAP net income per share is expected to be $0.04 at the midpoint
•
Adjusted EBITDA is expected to be $0.7 million at the midpoint

The Company's financial outlook for the three months ending September 30, 2026, including reconciliations of GAAP to non-GAAP measures can be found at the end of this press release.

Conference Call

Management will hold a conference call today, August 5, 2026, at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) to discuss financial results for the second quarter ended June 30, 2026.

Management will host the presentation, followed by a question-and-answer period.

Dial-In: 877 407-2988 or 201 389-0923 or Call Me

Confirmation #: 13761822

The conference call will be broadcast simultaneously and be available for replay via the investor section of the company’s website at investors.airgain.com.

For webcast access, please follow the web address below to register for the conference call.

Registration: Here

A replay of the webcast will be available via the registration link after 8:00 p.m. Eastern Time until August 5, 2027.

About Airgain, Inc.

Headquartered in San Diego, California, Airgain, Inc. (NASDAQ: AIRG) is a leading provider of advanced wireless connectivity solutions that drive cutting-edge innovation in 5G technology. We are committed to delivering high-performance, cost-effective, and energy-efficient wireless solutions that enable rapid market deployment. Our mission is to connect the world through integrated, innovative, and optimized wireless solutions. Our diverse product portfolio serves three primary markets: enterprise, automotive, and consumer. For more information, visit airgain.com, or follow us on LinkedIn and X.

Airgain, AirgainConnect, and the Airgain logo are trademarks or registered trademarks of Airgain, Inc. All other trademarks are the property of their respective owner.

Forward-Looking Statements

Airgain cautions you that statements in this press release that are not a description of historical facts are forward-looking statements. These statements are based on the company’s current beliefs and expectations. These forward-looking statements include statements regarding our expectations about our pipeline, and timing for production units and shipments and future revenue, the leverage in our model and scalability of revenue, market opportunities and momentum thereto, the size of potential opportunities from design wins, and our third quarter 2026 financial outlook. The inclusion of forward-looking statements should not be regarded as a representation by Airgain that any of our plans will be achieved. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in our business, including, without limitation: the market for our products is developing and may not develop as we expect; our operating results may fluctuate significantly, including based on seasonal factors, which makes future operating results difficult to predict and could cause our operating results to fall below expectations or guidance; supply constraints on our contract manufacturers' and our customers' ability to obtain necessary components in our respective supply chains, including with respect to memory semiconductors which suppliers may redirect toward higher-margin AI applications, may delay our volume ramp timelines, increase our costs and negatively affect our sales and operating results; risks associated with the performance of our products, including bundled solutions with third-party products; our products are subject to intense competition, and competitive pressures from existing and new companies may harm our business, sales, growth rates, and market share; emerging satellite-to-device connectivity technologies may reduce demand for terrestrial wireless solutions or require significant engineering investment to address hybrid connectivity requirements; the potential for partnerships, strategic alliances and advisors to not meet expectations; risks associated with quality and timing in manufacturing our products and our reliance on third-party manufacturers; we may not be able to maintain strategic collaborations under which our bundled solutions are offered; overall global supply shortages, including with respect to memory chips, and logistics delays within the supply chain that our products are used in, and uncertainty regarding tariffs and trade policies and their potential impact, as well as in each case, their adverse effect on general U.S. and global economic conditions and financial markets, and, ultimately, our sales and operating results; any rise in interest rates and inflation may adversely impact our margins, the supply chain and our customers’ sales, which may negatively affect our sales and operating results; our future success depends on our ability to develop and successfully introduce new and enhanced products for the wireless market that meet the needs of our customers, including our ability to transition to provide a more diverse solutions capability; we sell to customers who are price conscious, and a few customers represent a significant portion of our sales, and if we lose any of these customers, our sales could decrease significantly; we rely on a limited number of contract manufacturers to produce and ship all of our products, and our contract manufacturers rely on a single or limited number of suppliers for some components of our products and channel partners to sell and support our products, and the failure to manage our relationships with these parties successfully or a failure of these parties to perform could adversely affect our ability to market and sell our products; if we cannot protect our intellectual property rights, our competitive position could be harmed or we could incur significant expenses to enforce our rights; and other risks described in our prior press releases and in our filings with the Securities and Exchange Commission (SEC), including under the heading “Risk Factors” in our Annual Report on Form 10-K and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and we undertake no obligation to revise or update this press release to reflect events or circumstances after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Note Regarding Use of Non-GAAP Financial Measures

To supplement our financial statements presented in accordance with U.S. generally accepted accounting principles (GAAP), this earnings release and the accompanying tables and the related earnings conference call contain certain non-GAAP financial measures, including adjusted earnings before interest, taxes, depreciation, amortization (Adjusted EBITDA), non-GAAP net income (loss) attributable to common stockholders (non-GAAP net income (loss)), non-GAAP net income (loss) per (basic or diluted) share (non-GAAP EPS), non-GAAP operating expense, non-GAAP gross profit and non-GAAP gross margin. We believe these financial measures provide useful information to investors with which to analyze our operating trends and performance.

In computing Adjusted EBITDA, non-GAAP net income (loss), and non-GAAP EPS, we exclude stock-based compensation expense, which represents non-cash charges for the fair value of stock awards; interest income, net of interest expense offset by other expense, depreciation and amortization, workforce reduction severance and exit costs, and provision (benefit) for income taxes. In computing non-GAAP operating expense, we exclude stock-based compensation expense, amortization of intangibles, workforce reduction severance, and exit costs. In computing non-GAAP gross profit and non-GAAP gross margin, we exclude stock-based compensation expense, and amortization of intangible assets. Because of varying available valuation methodologies, subjective assumptions, and the variety of equity instruments that can impact a company’s non-cash operating expenses; we believe that providing non-GAAP financial measures that exclude non-cash expense allows for meaningful comparisons between our core business operating results and those of other companies, as well as providing us with an important tool for financial and operational decision making and for evaluating our own core business operating results over different periods of time. Management considers these types of expenses and adjustments, to a great extent, to be unpredictable and dependent on a considerable number of factors that are outside of our control and are not necessarily reflective of operational performance during a period.

Our non-GAAP measures may not provide information that is directly comparable to that provided by other companies in our industry, as other companies in our industry may calculate non-GAAP financial results differently, particularly related to non-recurring, unusual items. Our Adjusted EBITDA, non-GAAP net income (loss), non-GAAP EPS, non-GAAP operating expense, non-GAAP gross profit and non-GAAP gross margin are not measurements of financial performance under GAAP and should not be considered as an alternative to operating or net income or as an indication of operating performance or any other measure of performance derived in accordance with GAAP. We do not consider these non-GAAP measures to be a substitute for, or superior to, the information provided by GAAP financial results. Reconciliations with specific adjustments to GAAP results and outlooks are provided at the end of this release.

Airgain Contact

Michael Elbaz

Chief Financial Officer

investors@airgain.com

Airgain Investor Contact

Matt Glover

Gateway Group, Inc.

+1 949 574 3860

AIRG@gateway-grp.com

Airgain, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except par value)

(unaudited)

	June 30, 2026	December 31, 2025
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$7,611	$7,358
Trade accounts receivable, net	14,463	12,775
Inventories	4,187	3,580
Prepaid expenses	884	868
Other current assets	559	1,177
Total current assets	27,704	25,758
Property and equipment, net	1,470	1,696
Operating lease right-of-use assets	3,932	4,166
Goodwill	10,845	10,845
Intangible assets, net	2,764	2,787
Other assets	107	85
Total assets	$46,822	$45,337
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$8,027	$9,214
Accrued compensation	757	1,157
Accrued liabilities and other	4,061	1,790
Short-term lease liabilities	915	821
Total current liabilities	13,760	12,982
Deferred tax liability	189	186
Long-term lease liabilities	3,559	3,880
Total liabilities	17,508	17,048
Commitments and contingencies
Stockholders’ equity:
Common stock and additional paid-in capital, par value $0.0001, 200,000 shares authorized; 13,618 shares issued and 13,077 shares outstanding at June 30, 2026; and 12,666 shares issued and 12,125 shares outstanding at December 31, 2025.	131,910	127,292
Treasury stock, at cost: 541 shares at June 30, 2026 and December 31, 2025.	(5,364)	(5,364)
Accumulated deficit	(97,238)	(93,635)
Accumulated other comprehensive income (loss)	6	(4)
Total stockholders’ equity	29,314	28,289
Total liabilities and stockholders’ equity	$46,822	$45,337

Airgain, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2026	2025	2026	2025
Sales	$13,698	$13,623	$25,209	$25,636
Cost of goods sold	7,909	7,784	14,447	14,637
Gross profit	5,789	5,839	10,762	10,999
Operating expenses:
Research and development	2,881	2,553	5,130	5,051
Sales and marketing	2,122	2,419	4,452	4,883
General and administrative	2,471	2,867	4,978	6,161
Total operating expenses	7,474	7,839	14,560	16,095
Loss from operations	(1,685)	(2,000)	(3,798)	(5,096)
Other income (expense):
Gain on business acquisition			340	—
Employee retention credit refund	—	495	—	1,989
Interest income, net	14	100	32	321
Other expense, net	(63)	(56)	(133)	(197)
Total other income (expense), net	(49)	539	239	2,113
Loss before income taxes	(1,734)	(1,461)	(3,559)	(2,983)
Income tax (benefit) expense	(28)	14	44	38
Net loss	$(1,706)	$(1,475)	$(3,603)	$(3,021)
Net loss per share:
Basic	$(0.13)	$(0.12)	$(0.29)	$(0.26)
Diluted	$(0.13)	$(0.12)	$(0.29)	$(0.26)
Weighted average shares used in calculating loss per share:
Basic	12,841	11,841	12,576	11,711
Diluted	12,841	11,841	12,576	11,711

Airgain, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Six months ended June 30,
	2026	2025
Cash flows from operating activities:
Net loss	$(3,603)	$(3,021)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	195	236
Loss on disposal of property and equipment	122	—
Amortization of intangible assets	451	1,593
Gain on business acquisition	(340)	—
Stock-based compensation	1,602	1,510
Deferred tax liability	3	3
Changes in operating assets and liabilities:
Trade accounts receivable	(1,688)	(155)
Inventories	(607)	236
Prepaid expenses and other current assets	601	365
Other assets	(109)	(1)
Accounts payable	(1,187)	(2,438)
Accrued compensation	(212)	(688)
Accrued liabilities and other	2,215	1,134
Lease liabilities	7	330
Net cash used in operating activities	(2,550)	(896)
Cash flows from investing activities:
Purchases of property and equipment	(90)	(58)
Net cash used in investing activities	(90)	(58)
Cash flows from financing activities:
Proceeds from at-the-market common stock offering, net of offering costs	1,596	—
Payments for withholding taxes related to net share settlement of equity awards	—	(191)
Proceeds from employee stock purchase and option exercises	1,287	308
Net cash provided by financing activities	2,883	117

Effect of exchange rate changes on cash, cash equivalents and restricted cash	10	5

Net increase (decrease) in cash, cash equivalents and restricted cash	253	(832)
Cash, cash equivalents, and restricted cash; beginning of period	7,413	8,565
Cash, cash equivalents, and restricted cash; end of period	$7,666	$7,733
Supplemental disclosure of non-cash investing and financing activities:
Operating lease liabilities resulting from right-of-use assets	$137	$519
Cash, cash equivalents, and restricted cash:
Cash and cash equivalents	$7,611	$7,678
Restricted cash included in other assets	$55	$55
Total cash, cash equivalents, and restricted cash	$7,666	$7,733

Airgain, Inc.

(in thousands)

(unaudited)

Sales by Target Market

	Three months ended			Six months ended June 30,
	June 30, 2026	March 31, 2026	June 30, 2025	2026	2025
Enterprise	$6,730	$4,952	$7,152	$11,682	$11,493
Consumer	5,800	5,614	5,650	11,414	12,051
Automotive	1,168	945	821	2,113	2,092
Total sales	$13,698	$11,511	$13,623	$25,209	$25,636

Reconciliation of GAAP to Non-GAAP Gross Profit

	Three months ended			Six months ended June 30,
	June 30, 2026	March 31, 2026	June 30, 2025	2026	2025
Gross profit	$5,789	$4,973	$5,839	$10,762	$10,999
Stock-based compensation	37	25	39	62	112
Amortization of intangible assets	91	90	89	181	178
Severance and exit costs	21	—	—	21	—
Acquisition and integration costs	35	—	—	35	—
Non-GAAP gross profit	$5,973	$5,088	$5,967	$11,061	$11,289

Reconciliation of GAAP to Non-GAAP Gross Margin

	Three months ended			Six months ended June 30,
	June 30, 2026	March 31, 2026	June 30, 2025	2026	2025
Gross margin	42.3%	43.2%	42.9%	42.7%	42.9%
Stock-based compensation	0.3%	0.2%	0.3%	0.2%	0.4%
Amortization of intangible assets	0.7%	0.8%	0.6%	0.8%	0.7%
Severance and exit costs	0.1%	—	—	0.1%	—
Acquisition and integration costs	0.2%	—	—	0.1%	—
Non-GAAP gross margin	43.6%	44.2%	43.8%	43.9%	44.0%

Reconciliation of GAAP to Non-GAAP Operating Expenses

	Three months ended			Six months ended June 30,
	June 30, 2026	March 31, 2026	June 30, 2025	2026	2025
Operating expenses	$7,474	$7,086	$7,839	$14,560	$16,095
Stock-based compensation expense	(858)	(682)	(564)	(1,540)	(1,398)
Amortization of intangible assets	(144)	(126)	(653)	(270)	(1,306)
Severance and exit costs	(569)	—	(151)	(569)	(286)
Acquisition and integration costs	(214)	(174)	—	(388)	—
Non-GAAP operating expenses	$5,689	$6,104	$6,471	$11,793	$13,105

Airgain, Inc.

(in thousands, except per share data)

(unaudited)

Reconciliation of GAAP to Non-GAAP Net (Loss)

	Three months ended			Six months ended June 30,
	June 30, 2026	March 31, 2026	June 30, 2025	2026	2025
Net loss	$(1,706)	$(1,897)	$(1,475)	$(3,603)	$(3,021)
Employee retention credit	—	—	(495)	—	(1,989)
Stock-based compensation expense	895	707	603	1,602	1,510
Amortization of intangible assets	235	216	742	451	1,484
Severance and exit costs	590	—	151	590	286
Gain on business acquisition	—	(340)	—	(340)	—
Acquisition and integration costs	249	174	—	423	—
Other expense (income), net	49	52	(56)	101	(143)
Income tax (benefit) expense	(28)	72	14	44	38
Non-GAAP net income (loss) attributable to common stockholders	$284	$(1,016)	$(516)	$(732)	$(1,835)
Non-GAAP net (loss) per share:
Basic	$0.02	$(0.08)	$(0.04)	$(0.06)	$(0.16)
Diluted	$0.02	$(0.08)	$(0.04)	$(0.06)	$(0.16)
Weighted average shares used in calculating non-GAAP net income (loss) per share:
Basic	12,841	12,306	11,841	12,576	11,711
Diluted	13,189	12,306	11,841	12,576	11,711

Reconciliation of Net Loss to Adjusted EBITDA

	Three months ended			Six months ended June 30,
	June 30, 2026	March 31, 2026	June 30, 2025	2026	2025
Net loss	$(1,706)	$(1,897)	$(1,475)	$(3,603)	$(3,021)
Employee retention credit	—	—	(495)	—	(1,989)
Stock-based compensation expense	895	707	603	1,602	1,510
Depreciation and amortization	331	315	855	646	1,720
Severance and exit costs	590	—	151	590	286
Gain on business acquisition	—	(340)	—	(340)	—
Acquisition and integration costs	249	174	—	423	—
Other expense (income), net	49	52	(56)	101	(143)
Income tax (benefit) expense	(28)	72	14	44	38
Adjusted EBITDA	$380	$(917)	$(403)	$(537)	$(1,599)

Q3-2026 Financial Outlook

Reconciliations of GAAP to Non-GAAP Gross Margin, Operating Expense, Net Income (Loss), EPS and to Adjusted EBITDA
For the Three Months Ended September 30, 2026
(dollars in millions, except per share data)

Gross Margin Reconciliation:		Operating Expense Reconciliation:
GAAP gross margin	42.4%	GAAP operating expenses	$6.8
Stock-based compensation	0.1%	Stock-based compensation	(0.7)
Amortization	0.5%	Amortization	(0.1)
Non-GAAP gross margin	43.0%	Non-GAAP operating expenses	$6.0

Net Income (Loss) Reconciliation		Net Income (Loss) per Share Reconciliation(1):
GAAP net income (loss)	$(0.4)	GAAP net income (loss) per share	$(0.03)
Stock-based compensation	0.8	Stock-based compensation	0.05
Amortization	0.2	Amortization	0.02
Non-GAAP net income	$0.6	Non-GAAP net income per share	$0.04

Adjusted EBITDA Reconciliation
GAAP net income (loss)	$(0.4)
Stock-based compensation	0.8
Depreciation and amortization	0.2
Interest income, net & ERC	0.1
Adjusted EBITDA	$0.7

(1) Amounts are based on 13.1 million basic and 13.4 million diluted weighted average shares outstanding.